PRESS RELEASE

FOR IMMEDIATE RELEASE

ENTERPRISE INFORMATICS ANNOUNCES COMPLETION OF REVERSE STOCK SPLIT

AND EXPECTED SUSPENSION OF REPORTING OBLIGATIONS

SAN DIEGO, CA, May 8, 2008 – Enterprise Informatics Inc. (OTCBB: EPRS), a leading provider of enterprise information management solutions, today announced that it has amended its articles of incorporation to effect a 1,000-to-1 reverse split of its common stock.  In connection with the reverse stock split, one new share of common stock will be issued in exchange for every 1,000 currently outstanding shares of common stock held by a shareholder on May 7, 2008.  In lieu of the issuance of fractional shares, cash will be paid in the amount of $0.05 for each pre-split common share held on May 7, 2008 corresponding to a fraction of a post-split common share to which a shareholder would otherwise be entitled.  The reverse stock split was approved on March 11, 2008 by the Company’s board of directors and on April 10, 2008 by the Company’s majority shareholder, ERP2 Holdings, LLC, acting by written consent in accordance with California law.

The Company’s shareholders of record will shortly receive instructions from the Company’s transfer agent, Mellon Investor Services, concerning the procedures for exchanging certificates representing pre-split shares of common stock for certificates representing post-split shares of common stock and/or cash in lieu of fractional shares.

The reverse stock split resulted in the reduction of the number of holders of record of the Company’s common stock below 300.  Consequently, the Company is eligible to immediately suspend its reporting obligations under the Securities Exchange Act of 1934 and to deregister its common stock under the Securities Exchange Act of 1934.  The Company expects to effect such suspension and deregistration on May 8, 2008.

The Company’s common stock is currently quoted on the OTC Bulletin Board and on the Pink Sheets.  The Company anticipates that, upon suspension of its reporting obligations, the Company’s common stock will no longer be eligible for quotation on the OTC Bulletin Board and that such quotation will terminate as of the open of trading on or about May 9, 2008.  The Company anticipates that its common stock will continue to be quoted on the Pink Sheets following the suspension of its reporting obligations although the continuation of such quotation for any period of time cannot be assured.

The Company anticipates that its common stock will continue to be quoted on the Pink Sheets on a pre-split basis until the open of trading on or about May 9, 2008.  At that time, quotations of the Company’s common stock on the Pink Sheets are expected to commence on a post-split basis.  If trading on the OTC Bulletin Board is not earlier suspended by such time, the Company anticipates that quotations on the OTC Bulletin Board will also commence on a post-split basis.

The Company expects that, upon the reverse stock split becoming effective for purposes of quotation on the Pink Sheets and, if applicable, on the OTC Bulletin Board, the Company’s common stock will trade under a new trading symbol.  The Company will announce the new symbol once it is received.

COMPANY

CONTACT:	Alan Kiraly, CEO
John Low, CFO
(858) 625-3000

About Enterprise Informatics

Enterprise Informatics is a leading provider of enterprise information management solutions that enable organizations to reduce the cost of meeting compliance requirements, minimize business risk and optimize process efficiency. Enterprise Informatics’ advanced software product, eB, ensures the integrity of the controlled information by uniquely managing the connectivity to all relevant information such as documents, records, assets, people, processes and projects – creating an ecosystem for the rapid access of accurate information in context. eB vastly improves the integrity, visibility and access to all relevant information at the time it is needed.

Key customers include Entergy, NuStart Energy, Constellation Energy, Florida Power & Light, Continental Express, Ameren UE, City of Dayton, Lloyds Register of Shipping, Northeast Utilities, Network Rail, Aker Kvaerner, City of Las Vegas, City of Winston Salem, Fayetteville Public Works Commission and many others. www.enterpriseinformatics.com

This press release contains forward-looking statements. These statements can be identified by the words, “expects,” “projects,” “hopes,” “believes,” “could,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond the Company’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, which may include risks related to the occurrence of any event, change or other circumstance that could cause the Company to abandon or modify its plan to effect the suspension of its reporting obligations and the deregistration of its common stock or that could cause the Company’s common stock to cease to be eligible for quotation on the Pink Sheets. Forward-looking statements contained in this press release should be considered in light of these factors, and those factors discussed from time to time in the Company’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in the Company’s most recent annual report on Form 10-K. These forward-looking statements speak only as of the date hereof.